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                                                                      EXHIBIT 12

                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Amounts in Thousands, Except Ratios)
                                   (Unaudited)

                                                           Three Months
                                                          Ended March 31,
                                                        ------------------
                                                          1995      1996
                                                        --------  --------
Earnings from continuing operations................     $ 61,187  $ 59,236

Add (deduct) distributions greater (to
  extent less) than income of unconsolidated
  affiliates.......................................       (1,191)    2,642
                                                        --------  --------

     Total.........................................       59,996    61,878
                                                        --------  --------

Income taxes:
  Federal, state and local.........................       20,168    27,045
                                                        --------  --------

Fixed charges:
  Interest expense (a).............................        1,217    13,038
  Portion of rentals representing an interest
    factor.........................................        1,694     1,941
                                                        --------  --------

     Total.........................................        2,911    14,979
                                                        --------  --------

Earnings available for fixed charges...............     $ 83,075  $103,902
                                                        ========  ========

Fixed charges -- as above..........................     $  2,911  $ 14,979
Interest capitalized...............................          394       122
                                                        --------  --------

     Total fixed charges...........................     $  3,305  $ 15,101
                                                        ========  ========

Ratio of earnings to fixed charges.................         25.1       6.9
                                                        ========  ========



(a) In 1996, interest expense includes the effects of debt incurred in October 1995 in connection with the Company's asset restructuring and initial public offering (see Note 2 to the Condensed Consolidated Financial Statements).